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                                                                    EXHIBIT 99.1



                              CONTACT:
                              Shernaz Daver
                              Inktomi Corporation
                              (650) 653-2859
                              sdaver@inktomi.com




                     INKTOMI ANNOUNCES 2-FOR-1 STOCK SPLIT



     SAN MATEO, Calif., Dec. 29, 1998--Inktomi Corp. (NASDAQ: INKT) today announced that its board of directors has approved a two-for-one split of its common stock. Shareholders will receive one additional share for every share held on the record date of January 12, 1999. The new shares are expected to be mailed from the company's transfer agent, Norwest Bank Minnesota N.A., on or around January 27, 1999.

ABOUT INKTOMI

     Based in San Mateo, Calif., Inktomi (pronounced INK tuh me), develops and markets scalable software designed for the world's largest Internet infrastructure and media companies. Inktomi's products include the world's largest search engines, online comparison shopping solutions, and carrier-class network cache software. Inktomi's search engine powers services for companies including Geocities, Microsoft, SNAP! and Yahoo!. Its Traffic Server network cache product is supported by a range of companies including America Online, @Home Network, Concentric Network, Exodus, RealNetworks and Sun Microsystems. The company has offices in North America, Europe and Asia. For more information, visit www.inktomi.com.

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Copyright (C) 1998 INKTOMI CORPORATION. All Rights Reserved.  Inktomi, Traffic
Server, Scaling the Internet and the tri-colored cube logo are all trademarks of Inktomi Corporation. All other company and product names referenced herein are the trademarks or registered trademarks of their respective holders.